Exhibit 1(b)

                   ICAP FUNDS, INC.
                Articles Supplementary


          ICAP Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore
City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:    The Board of Directors of the
Corporation by consent action effective on September
16, 1997, unanimously approved the adoption of a resolution classifying (i) Fifty Million (50,000,000) shares of the Corporation's authorized but unissued and unclassified Common Stock as the ICAP Euro Select
Equity Portfolio (the "Euro Select Portfolio"), and
(ii) Fifty Million (50,000,000) shares of the
Corporation's authorized but unissued and unclassified
Common Stock as the ICAP Select Equity Portfolio (the
"Select Equity Portfolio").

          SECOND:   The shares of the Euro Select
Portfolio and the Select Equity Portfolio as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

          THIRD:    The shares of the Euro Select
Portfolio and the Select Equity Portfolio aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

          FOURTH:   These Articles Supplementary will
become effective at 12:00 a.m. on December 31, 1997.

          IN WITNESS WHEREOF, ICAP Funds, Inc. has caused these Articles Supplementary to be signed as of the 8th day of December, 1997 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.


Witness:                           ICAP Funds, Inc.



/s/ Donald D. Niemann                   By: /s/ Robert H. Lyon
----------------------                  -----------------------
Donald D. Niemann                       Robert H. Lyon
Secretary                               President